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                                                                    EXHIBIT 10.7


                                                                  EXECUTION COPY



                CONTRIBUTION, ASSIGNMENT AND ASSUMPTION AGREEMENT


                  CONTRIBUTION, ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of May 31, 1999, between American National Can Company, a Delaware corporation ("ANC") and Pechiney Plastic Packaging, Inc., a Delaware corporation ("Pechiney Plastics").


                              W I T N E S S E T H:

                  WHEREAS, in addition to certain beverage can operations, ANC is engaged in certain plastic packaging operations including, without limitation, flexible packaging, plastic bottles and plastic and laminated tubes (the "Business");

                  WHEREAS, ANC has caused Pechiney Plastics to be organized as a new corporation to receive the Business, and certain assets and liabilities associated therewith;

                  WHEREAS, ANC desires to contribute, transfer and assign to Pechiney Plastics, and Pechiney Plastics desires to acquire from ANC, the Business, including all of its assets, subject to the liabilities thereof, except as otherwise provided herein;

                  WHEREAS, in consideration for the transfer by ANC of such assets and liabilities to Pechiney Plastics, Pechiney Plastics agrees to issue to ANC 45 shares of common stock (the "Stock"), such Stock, together with the 5 shares of stock currently owned by ANC representing all of the issued and outstanding shares of capital stock of Pechiney Plastics immediately after giving effect to such issuance;

                  WHEREAS, the exchange of the assets and liabilities described herein for the Stock is intended to qualify as transfer described in Section 351 of the Internal Revenue Code of 1986, as amended (the "Code");

                  WHEREAS, following the contribution, pursuant to a Stock Purchase Agreement, ANC will distribute stock of Pechiney Plastics to Pechiney in exchange for ANC stock (the "Distribution");

                  NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, the parties hereto agree as follows:

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                                    ARTICLE I

                                   DEFINITIONS

              SECTION 1.01. Certain Defined Terms. The following terms shall have the meanings defined for such terms in the Sections of this Agreement set forth below:

              "Action" means any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

              "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

              "Agreement" means this Contribution, Assignment and Assumption Agreement, including any amendments hereto and each Schedule and Exhibit attached hereto.

              "Ancillary Agreements" means the Intellectual Property Assignment, all deeds, any other agreements or conveyance documents referred to in this Agreement or necessary or desirable to effectuate the transfers provided for in this Agreement, and any agreements providing for transitional, corporate or shared services between the parties.

              "Business Intellectual Property" means all of the Contributed Trademarks and Contributed Patents and all other Intellectual Property primarily used or intended to be primarily used in the conduct of the Business and which is owned by ANC or licensed or sublicensed by ANC from a third party, in each case, other than the Excluded Intellectual Property.

              "Contributed Patents" means the patents set forth in Schedule
1.01A.

              "Contributed Trademarks" means the trademarks set forth in
Schedule 1.01B.

              "Distribution Date" means the date on which the Distribution occurs.

              "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement, or restriction of any kind, including, without limitation, any arrangement, restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

              "Environment" means surface waters, ground waters, soil, subsurface strata and ambient air.

              "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation,


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investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Permit (hereinafter "Claims"), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from a Release of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.

              "Environmental Laws" means any Law, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the Environment, health, safety or Hazardous Materials.

              "Environmental Permits" means all Permits required under any applicable Environmental Law.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

              "ERISA Affiliate" means, with respect to any person, another person who is treated as a single employer with such person within the meaning of Section 414 of the Code, without giving effect to Section 1563(b)(3) of the Code.

              "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

              "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

              "Hazardous Materials" means (a) petroleum and petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants" or "pollutants", or words or similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance exposure to which is regulated by any Governmental Authority.

              "Indemnitee" means either an ANC Indemnitee or a Pechiney Plastics Indemnitee.

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              "Intellectual Property" means any (a) inventions, ideas and conceptions of inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (b) all United States, international and foreign statutory invention registrations, patents, patent registrations and patent applications (including, without limitation, all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (c) trademarks, service marks, certification marks, collective marks, trade dress, logos, domain names, product configurations, trade names, business names, corporate names and other source identifiers, whether or not registered and whether or not currently in use, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office or in any office or agency of any State or Territory thereof or of any foreign country, and all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing,
(d) copyrighted works, copyrights, whether or not registered, and registrations and applications for registration thereof in the United States and any foreign country, and all rights therein provided by international treaties or conventions, (e) moral rights (including, without limitation, rights of paternity and integrity), and waivers of such rights by others, (f) confidential and proprietary information, including know-how, trade secrets, manufacturing and production processes and techniques, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, (g) copies and tangible embodiments of all the foregoing, in whatever form or medium, (h) all rights to obtain and rights to register trademarks and copyrights, and (i) all rights to sue or recover and retain damages and costs and attorneys' fees for past, present and future infringement of any of the foregoing.

              "Intellectual Property Assignment" means the Intellectual Property Assignment Agreement, to be executed and delivered with this Agreement substantially in the form attached as Exhibit A to this Agreement.

              "Inventories" means all inventory, merchandise, works in process, finished goods, and raw materials, packaging, supplies and other personal property related to the Business, maintained, held or stored by or for the Business and any prepaid deposits for any of the same.

              "Law" means any federal, state, local or foreign statute, law ordinance, regulation, rule, code, order requirement or rule of common law.

              "Loss" means either an ANC Loss or a Pechiney Plastics Loss.

              "Person" means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity, as well as any


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syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

              "Permits" means any permit, license, authorization, certificate, exemption or approval of Governmental Authorities.

              "Receivables" means any and all accounts receivable, notes and other amounts receivable from third parties, including, without limitation, customers and employees, arising from the conduct of the Business whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

              "Release" means any disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering the Environment.

              "Separation Date" means the date as of which ANC and Pechiney Plastics cease to be treated as ERISA Affiliates or, in the case of any action provided for in this Agreement to be taken with respect to any ANC Benefit Plan or any pension or welfare benefit plan to be established by Pechiney Plastics, such other date as may be mutually agreed by ANC and Pechiney Plastics.

              "Subsidiaries" means the corporations, limited liability companies, partnerships, associations and other entities specified in Schedule 1.01C.

              "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges, or arising under any Tax Law or agreement, including without limitation, any joint venture or partnership agreement or any tax indemnification agreement.

              "Tax Separation Date" means the date of this Agreement.

              "Transferred Employees" means all (a) employees of the Business who become employees of Pechiney Plastics as of the Transfer Date and (b) other employees of ANC who become employees of Pechiney Plastics as of the Transfer Date pursuant to the mutual agreement of ANC and Pechiney Plastics.

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              "U.S. GAAP" means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

              SECTION 1.02. Other Defined Terms. The following terms shall have meanings defined for such terms in the Sections of this Agreement set forth below:

         Term                                                 Section
         ----                                                 -------

         ANC                                                  Preamble
         ANC Benefit Plans                                    8.01(b)
         ANC Deferred Plans                                   8.01(b)
         ANC Indemnitee                                       11.02
         ANC Loss                                             11.02
         ANC RBEP                                             8.01(b)
         Assumed Liabilities                                  3.01
         Assumed OPEB Obligations                             8.03(a)
         Business                                             Recitals
         Code                                                 Recitals
         Contributed Assets                                   2.01
         Contributed Real Property                            2.01(n)
         Discount Percentage                                  11.04(a)(ii)
         Distribution                                         Recitals
         Excluded Assets                                      2.02
         Excluded Intellectual Property                       2.02(c)
         Excluded Liabilities                                 3.03
         Pechiney Plastics                                    Preamble
         Pechiney Plastics Indemnitee                         11.01
         Pechiney Plastics Loss                      11.01
         Pechiney Plastics Participants                       3.02(a)
         Post-Tax Separation Date Taxes                       9.01
         Post-Retirement Welfare Plans                        3.02(a)
         Pre-Tax Separation Date Taxes                        9.01
         Registration Statement                               8.01(d)
         SARs                                                 8.07(a)
         Savings Plans                                        8.01(e)
         Stock                                                Recitals
         Tax Benefit Item                                     11.04(a)(ii)
         Tax Cost Item                                        11.04(a)(ii)
         Third Party Claims                                   11.03
         Transfer Date                                        8.01(a)
         Transfer Taxes                               9.02


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                                   ARTICLE II
                     CONTRIBUTION AND ASSIGNMENT OF ASSETS

              SECTION 2.01. Contribution, Transfer and Assignment of Assets and Properties. ANC does hereby sell, assign, transfer, convey, grant, bargain, set over, release, deliver and confirm unto Pechiney Plastics, its successors and assigns, as a capital contribution, the entire right, title and interest of ANC to and in all of the assets, properties, goodwill and business of every kind and description (excepting only Excluded Assets as set forth in Section 2.02 hereof), wherever located, whether real, personal or mixed, tangible or intangible, directly or indirectly owned by ANC, or to which it is directly or indirectly entitled and, in any case, belonging to or used primarily or intended to be used primarily in the Business, as they exist on the date hereof (collectively referred to as the "Contributed Assets"), including, without limitation, all right, title and interest of ANC in, to and under:

              (a) the Business as a going concern;

              (b) all machinery, equipment, tools, furniture and fixtures, office equipment and other tangible personal property primarily used or held for use by ANC at the locations at which the Business is conducted, or otherwise owned or held by ANC primarily for the conduct of the Business;

              (c) all vehicles and rolling stock primarily used in the Business;

              (d) all contracts (written or oral), agreements, leases, commitments, and sales and purchase orders, and under all commitments, bids and offers (to the extent such offers are transferable) to the extent primarily used or intended to be primarily used in the Business including, without limitation, confidential agreements, engagement letters, leases and subleases for personal property, plans, instruments, licenses, registrations, certificates of occupancy, permits relating primarily to the Business, and any and all prepayments or deposits made for, or in connection with, any of the foregoing;

              (e) all Inventories primarily used or intended to be used in the Business;

              (f) all Receivables, to the extent related to the Business;

              (g) all of ANC's right, title and interest in, to and under the Business Intellectual Property;

              (h) computer software, including, without, limitation, source code, object code, objects, comments, screens, user interfaces, report formats, templates, memos, buttons and icons, and all files, data, documentation and other materials related thereto, but only to the extent owned by ANC and used exclusively in the conduct of the Business;


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              (i) all books of account, general, financial, tax and personnel records, invoices, shipping records, supplier lists, correspondence and other documents, records and files primarily used in, or primarily relating to, the Business, other than organization documents, minute and stock record books and the corporate seal of ANC;

              (j) all goodwill of ANC relating to the Business;

              (k) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind (including rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof), primarily pertaining to or primarily, arising out of the Business, except to the extent any of the foregoing relates to the Excluded Assets or the Excluded Liabilities;

              (l) all sales and promotional literature, customer lists and other sales-related materials designed for and intended to be used in the Business by ANC;

              (m) all municipal, state and federal franchises, permits, licenses, agreements, waivers and authorizations held primarily for, or used primarily in connection with, or required for, the Business, to the extent transferable;

              (n) all of ANC's right, title and interest in and to all of the real property and the rights in the leasehold interests (to the extent assignable) set forth in Schedule 2.01(n), together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property attached or appurtenant thereto, and all easements, licenses rights and appurtenances relating to the foregoing (the "Contributed Real Property");

              (o) all of ANC's rights to, and interests in, the Subsidiaries;

              (p) all bank lockboxes related to the Business; and

              (q) except for the Excluded Assets, all of ANC's right, title and interest on the date of this Agreement in, to and under all other assets, rights and claims of every kind and nature primarily used or intended to be primarily used in the operation of the Business.


              SECTION 2.02. Excluded Assets. The following are, and Pechiney Plastics understands and acknowledges that the following are, specifically excluded from the assets, properties, goodwill and business contributed, sold, transferred and assigned to Pechiney Plastics pursuant to Section 2.01 of this Agreement (the "Excluded Assets"):

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              (a) any rights to or claims for tax refunds credits or similar benefits relating to the Business or the Contributed Assets attributable to periods ending, or an event occurring, on or prior to the Tax Separation Date;

              (b) all cash, cash equivalents and bank accounts owned by ANC;

              (c) all right, title and interest of ANC in and to (i) all trademarks, trademark registrations and trademark applications owned by ANC that are not Contributed Trademarks, including without limitation, the name "American National Can Company" or any derivation thereof and ANC's logo or any logo or symbol identical or confusingly similar to such logo, or the logo of any ANC predecessor, and (ii) all other Intellectual Property owned by ANC or used by ANC in advertising, promotional material, packaging material or other material and not used primarily in connection with the sale, offer or distribution of products bearing or embodying the Contributed Trademarks or not otherwise used primarily in, or held primarily for the benefit of, the Business ("Excluded Intellectual Property");

              (d) all rights of ANC under this Agreement and the Ancillary Agreements; and

              (e) subject to Section 7.06 of this Agreement, all insurance policies of ANC and all rights of ANC with respect to insurance coverage, insurance claims and under insurance policies.


                                   ARTICLE III
                           ASSUMPTION OF LIABILITIES

              SECTION 3.01. Assumption of Liabilities. Subject to the terms and conditions of this Agreement, Pechiney Plastics hereby assumes and agrees to pay, fulfill, perform or otherwise discharge when due any and all of the debts, liabilities and obligations of ANC (whether fixed or contingent, matured or unmatured, arising by law or by contract or otherwise, on or prior to the date hereof or hereafter) (the "Assumed Liabilities") to the extent relating to the Business or the Contributed Assets, other than the liabilities set forth in
Section 3.02 below. The Assumed Liabilities include, without limitation:

              (a) any and all liabilities in respect of Environmental Claims relating to or arising out of the Business or the Contributed Assets;

              (b) obligations and liabilities in respect of employee and employee benefits matters to the extent set forth in Article VIII;

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              (c) any and all liabilities in respect of any pending or
         threatened litigation, claims, suits, actions, investigations, indictments, or proceedings to which ANC is or may become a party or any of the Contributed Assets is or may become subject (other than those relating to, or arising out of, the patent infringement litigation, claims and proceedings involving the Viskase Corporation and ANC, in respect of which Pechiney Plastics has agreed to indemnify ANC under Section 11.02(iii) of this Agreement), arising out of, or relating to, the conduct of the Business, including, without limitation, the litigations set forth in Schedule 3.01(c);

              (d) all liabilities and obligations relating to the Contributed Real Property;

              (e) all letters of credit, guarantees or other financial accommodations which support any Assumed Liabilities or Contributed Assets; and

              (f) all liabilities of the general type reflected in the December 31, 1998 Pro-Forma Balance Sheet set forth in Schedule 3.01(f), recognizing that such Balance Sheet is only illustrative of the liabilities of the Business that may exist as of the date of this Agreement and further recognizing that it does not necessarily reflect all contingent liabilities relating to the Business.

              SECTION 3.02. Excluded Liabilities. Notwithstanding Section 3.01, Pechiney Plastics shall have no liability or obligation whatsoever for, and shall not assume by virtue of this Agreement or otherwise, any of the following (the "Excluded Liabilities"):

              (a) any liability for Tax arising from or with respect to the Contributed Assets or the operations of the Business which is incurred in or attributable to any period of time ending on or before the Tax Separation Date;

              (b) any liabilities relating to or arising out of the Excluded Assets; and

              (c) other than relating to the Contributed Assets and the Assumed Liabilities, all debts and obligations of ANC not primarily related to, or primarily arising out of, the conduct of the Business.


                                   ARTICLE IV
                             ISSUANCE OF THE SHARES

                  SECTION 4.01. Issuance of Stock. As of the date hereof, Pechiney Plastics has authorized 100 shares of Common Stock, no par value. In exchange for the Contributed Assets and the Assumed Liabilities being transferred to Pechiney Plastics pursuant to this Agreement Pechiney Plastics shall issue to ANC, effective as of the date hereof, the Stock, which, together

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with the 5 shares of stock currently owned by ANC, will represent all of the issued and outstanding shares of capital stock of Pechiney Plastics immediately after giving effect to such issuance. Pechiney Plastics agrees to cause a certificate for such Stock to be issued to ANC as of the date hereof. Such Stock, when issued, will be fully paid and non-assessable.


                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF ANC

              ANC represents, warrants and agrees that:

              SECTION 5.01. Corporate Organization and Qualification. ANC (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has the corporate power to own and to carry on the Business as now being conducted by it and is duly qualified to do business and in good standing in various jurisdictions (c) is in compliance with all provisions of its Certificate of Incorporation and By-Laws as they relate directly to the transactions contemplated hereunder.

              SECTION 5.02. Authorization of Transaction. The execution and delivery of this Agreement and all other instruments and documents contemplated herein by ANC, and the contribution, assignment, sale and transfer of the Contributed Assets contemplated herein, have been duly authorized by all necessary corporate action of ANC.

              SECTION 5.03. Absence of Restrictions. Subject to the provisions of Article VII hereof, to the best knowledge of ANC, neither the execution or delivery of this Agreement by ANC, nor the fulfillment of or compliance with the terms hereof by ANC, will result in the creation of any lien, security interest, charge or encumbrance upon any of the Contributed Assets, other than any lien, security interest, charge or encumbrance that may be created under the terms of any contracts or agreements transferred pursuant to this Agreement. This Agreement, the Ancillary Agreements and all other instruments and documents contemplated herein, when executed, will constitute the legal, valid and binding obligations of ANC, enforceable in accordance with their terms.

              SECTION 5.04. Title to Contributed Assets, Etc. ANC believes it has good and marketable title to all property included in the Contributed Assets, with full power to sell, transfer and assign the same, free and clear of any security interest, lien, mortgage, pledge, encumbrance, charge or restriction.

              SECTION 5.05. Disclaimer of Merchantability or Fitness of Contributed Assets. Each party hereto further understands and agrees that there are no warranties, express or implied, as to the merchantability or fitness of any of the Contributed Assets transferred by ANC pursuant


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to this Agreement or any Ancillary Agreement, and that all Contributed Assets will be transferred on an "AS IS, WHERE IS" basis.


                                   ARTICLE VI
              REPRESENTATIONS AND WARRANTIES OF PECHINEY PLASTICS

              Pechiney Plastics represents, warrants and agrees that:

              SECTION 6.01. Organization. Pechiney Plastics is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. This Agreement constitutes the legal, valid and binding obligation of Pechiney Plastics, enforceable in accordance with its terms.

              SECTION 6.02. Authorization of Transaction. The execution and delivery of this Agreement and all other instruments and documents contemplated herein by Pechiney Plastics, and the assumption of the Assumed Liabilities contemplated herein, have been duly authorized by all necessary corporate action of Pechiney Plastics. Neither the execution nor delivery of this Agreement nor the fulfillment of nor compliance with the terms hereof will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under or any agreement or instrument to which Pechiney Plastics is a party.


                                   ARTICLE VII
                            COVENANTS OF THE PARTIES

              SECTION 7.01. Further Assurances. ANC and Pechiney Plastics shall use all reasonable efforts to: (a) take or cause to be taken all actions, and to do or cause to be done all things reasonably necessary, proper or advisable, under any applicable Law, agreement or otherwise, to consummate and make effective the transactions contemplated hereby, including without limitation using commercially reasonable efforts to obtain any consents and approvals from, enter into any amendatory agreements with and make any applications, registrations or filings with, any third Person or any Governmental Authority necessary or desirable in order to consummate the transfers contemplated hereby or to carry out the purposes of this Agreement, and (b) execute and deliver such further agreements, instruments and documents and take such other actions as the other party may reasonably request in order to consummate the transfers contemplated hereby and effectuate the purposes of this Agreement.

              SECTION 7.02. Consents, Permits, Etc. To the extent that any of the contracts, leases, agreements, licenses, permits, plans, commitments or other binding arrangements relating to the Contributed Assets (in this Section
7.02 called "agreements") that hereby are assumed by or assigned to Pechiney Plastics are not assumable or assignable without the consent of another

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party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. ANC and Pechiney Plastics agree to use reasonable best efforts to obtain (which will not include the payment of money or expenditures by ANC) the consent of the other party to any such agreements to their assumption by or assignment to Pechiney Plastics in all cases in which such consent is required for such assumption or assignment. If such consent is not obtained, each of the parties hereto agrees to cooperate with the other in any reasonable arrangement designed to enable ANC to perform its obligations under, and to provide for Pechiney Plastics the benefits of, any such agreements, including enforcement at the cost, and for the account, of Pechiney Plastics of any and all rights of ANC against the other party thereto arising out of the non-performance, breach or cancellation thereof by such other party or otherwise. ANC will promptly pay to Pechiney Plastics when received all monies received by ANC under any such agreements.

              SECTION 7.03. Books and Records. (a) ANC agrees that it shall preserve and keep all books and records in respect of the Business in ANC's possession for retention periods consistent with the ANC Records Management Program. During such retention periods, duly authorized representatives of Pechiney Plastics shall, upon reasonable notice, have access thereto during normal business hours to examine, inspect and copy such books and records.

              (b) If, in order properly to prepare documents required to be filed with Governmental Authorities or its financial statements, it is necessary that either party hereto or any successors be furnished with additional information relating to the Business, the Contributed Assets or the Assumed Liabilities, and such information is in the possession of the other party hereto or any of its Affiliates, such party agrees to use its best efforts to furnish such information to such other party, at the cost and expense of the party being furnished such information.

              SECTION 7.04. Confidentiality. Each party agrees to, and will cause its agents, representatives, Affiliates, employees, officers and directors to (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent or trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and any other confidential information related solely to the business of the other party, (ii) in the event that either party or its respective agents, representatives, Affiliates, employees, officers or directors becomes legally compelled to disclose any such information, provide the other party with prompt written notice of such requirement so that the other party may seek a protective order or other remedy or waive compliance with this Section
7.04 and (iii) in the event that such protective order or other remedy is not obtained, or the other party waives compliance with this Section 7.04, furnish only that portion of such confidential information which is legally required to be provided and exercise all reasonable efforts to obtain assurances that confidential treatment will be accorded such information; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Section 7.04 by either party or its respective agents, representatives, Affiliates, employees, officers or directors.

              SECTION 7.05. Use of Names. Pechiney Plastics acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, it is not acquiring pursuant to this Agreement, and shall have, no interest in or to the name "American National Can Company", "Nacanco" or "ANC" or any trademark, service mark, trade dress, logo, trade name or corporate name similar or related thereto, and shall not use any such name, trademark, service mark, trade dress, logo, trade name or corporate name in any capacity or for any purpose except as expressly provided for in this Agreement and the Ancillary Agreements; provided that for a transitional period not to exceed 120 days from the Distribution date, Pechiney Plastics shall have the right to use the signs, advertising, promotional materials, packaging materials and supplies (including, without limitation, stationery, cartons and labels), and other materials remaining in its possession or under its control, and to sell the existing Inventory transferred by ANC and the Subsidiaries to Pechiney Plastics pursuant to this Agreement; provided, however, that Pechiney Plastics shall use such materials and supplies and sell such inventories prior to introducing Pechiney Plastics' own materials and supplies.

              SECTION 7.06. Insurance. Up to 12:01 a.m. on the day after the Distribution date, ANC and the Subsidiaries will maintain insurance with respect to the Contributed Assets and Assumed Liabilities generally comparable to the standalone insurance that ANC maintains as of the date of this Agreement. Effective 12:01 a.m. on the day after the Distribution date, the Contributed Assets and Assumed Liabilities shall cease to be insured by ANC's or the Subsidiaries' insurance policies, such that (i) with respect to insurance coverage written on an "occurrence basis," ANC and the Subsidiaries will have no liability for occurrences which take place on and after 12:01 a.m. on the day after the Distribution date and (ii) with respect to insurance coverage written on a "claims made basis," ANC and the Subsidiaries will have no liability for claims made after 12:01 a.m. on the day after the Distribution date.

              SECTION 7.07. Ancillary Agreements. The parties shall cooperate in good faith to prepare, execute, deliver and, when appropriate, file or cause to be filed with a Governmental Authority, the Ancillary Agreements as promptly as practicable after the date hereof.


                                  ARTICLE VIII
                                EMPLOYEE MATTERS

              SECTION 8.01. General Employment Matters. (a) As of June 30, 1999 (or such other date as may be mutually agreed by ANC and Pechiney Plastics occurring after the date hereof and no later than the Separation Date) (the "Transfer Date"), all Transferred Employees shall become employed by Pechiney Plastics. The initial compensation (base salary or wage level) of each Transferred Employee shall be the same as his or her compensation (base salary or wage level) immediately prior to the Transfer Date. Nothing in this Agreement shall give any Transferred Employee any right to continued employment with Pechiney Plastics or ANC beyond the Transfer Date.

                  (b) As of the Transfer Date, Pechiney Plastics will participate in each of the employee benefit plans (including all retirement plans, welfare benefit plans and deferred compensation plans) which, immediately prior to the Transfer Date, cover employees of ANC who are Transferred Employees (collectively, the "ANC Benefit Plans"). As a participating employer under the ANC Benefit Plans, Pechiney Plastics shall grant to the ANC ERISA Committee and to the ANC Retirement Board the same powers, rights, duties and responsibilities to act on behalf of Pechiney Plastics with respect to the ANC Benefit Plans as are stated in the July 6, 1994 resolution of the Board of Directors of American National Can Company setting forth the powers, rights, duties and responsibilities of the ANC ERISA Committee and the ANC Retirement Board to act on behalf of ANC with respect to such plans. ANC shall take all necessary action so that Pechiney Plastics will be designated a "successor employer" for purposes of the ANC Benefit Plans (including, without limitation, the American National Can Company Severance Pay Plan For Salaried Employees), so that the Transferred Employees will not be deemed to have had a separation of service from ANC or a termination of employment from ANC merely because they are transferred to Pechiney Plastics or because Pechiney Plastics and ANC cease to be ERISA Affiliates.

              (c) Pechiney Plastics shall withdraw as a participating employer from each ANC Benefit Plan as of the Separation Date. Except as otherwise provided in this Agreement, as of the Separation Date Pechiney Plastics:

              (i) shall assume sponsorship of, and all liabilities relating to:

                  (A) the American National Can Company Pension Plan for Cleveland Hourly Employees;

                  (B) the American National Can Company Retirement Plan for Bargaining Employees of Illinois;

                  (C) the American National Can Company Pension Plan for Organized Pressroom Employees of American National Can, Mt. Vernon, Ohio Plant;

                  (D) the American National Can Company Pension Plan for U.P.I.U. Local 271 Employees, Mr. Vernon, Ohio; and

                  (E) the 1987 Performance Plastics Deferred Compensation Plan;

         and of any other ANC Benefit Plans that ANC and Pechiney Plastics mutually agree should be subject to this clause (i); and

              (ii) shall establish "mirror" plans that will provide the same level of benefits (as in effect immediately prior to the Separation
         Date) for the Transferred Employees and their eligible dependents and beneficiaries as those provided under the ANC Benefit Plans other than those described in the foregoing clause (i).

              (d) Prior to the Separation Date, ANC and Pechiney Plastics will enter into an agreement to reflect the "mirror offset" arrangements described in
Note 12 to the combined financial statements of American National Can Group, Inc. included in its Registration Statement on Form S-1, SEC File No. 333-76699 (the "Registration Statement"). Such agreement will provide, among other things, for an amendment to the American National Can Company Combined Pension Plan and for the establishment by Pechiney Plastics of certain "mirror offset" plans covering the Transferred Employees.

              (e) Effective as of the Separation Date, Transferred Employees shall no longer participate in the American National Can Company Capital Accumulation Plan, the American National Can Company Retirement and Savings Plan for Non-Union Employees, and the American National Can Company Retirement and Savings Plan for Union Employees (collectively, the "Savings Plans"). Effective as of the Separation Date, Pechiney Plastics shall establish pursuant to Section 8.01(c) above "mirror" defined contribution plans intended to be qualified under Sections 401(a) and 401(k) of the Code and related trusts intended to be exempt from taxation under Section 501(a) of the Code (except to the extent that such "mirror" plans and related trusts have previously been established by ANC and are assumed by Pechiney Plastics in accordance with Section 8.01(c)(i)). As soon as practicable following the Separation Date, ANC shall cause to be transferred from the Savings Plans to such defined contribution plans and related trusts, as Pechiney Plastics shall direct, assets equal to the account balances as of the transfer date of the Transferred Employees who participate in the Savings Plans (with subsequent "true up" adjustment, if necessary). ANC shall amend the Savings Plans to fully vest accounts of all Transferred Employees as of the Separation Date.

              (f) In connection with all employee pension benefit plans and employee welfare benefit plans assumed or to be established by Pechiney Plastics pursuant to this Agreement, Pechiney Plastics shall credit Transferred Employees for all periods of service with ANC prior to the Transfer Date for all purposes, to the same extent that such service was credited under the applicable ANC Benefit Plan. In addition, any welfare plan that Pechiney Plastics establishes hereto shall take account of amounts credited against deductibles for 1999 prior to the Separation Date under the corresponding ANC Benefit Plan, as well as of amounts charged against out-of-pocket or other annual or other (including lifetime) limitations under the corresponding ANC Benefit Plan prior to the Separation Date. Pechiney Plastics will cause the waiver of any waiting periods or pre-existing condition limitations or exclusions that otherwise might apply to Transferred Employees (or their eligible dependents or beneficiaries) under the terms of the "mirror" plans established pursuant to
Section 8.01(c), to the extent that such periods, limitations or exclusions would not have applied to the Transferred Employees (and their eligible dependents and beneficiaries) had they continued to participate in the ANC Benefit Plans after the Separation Date.

              SECTION 8.02. Collective Bargaining. (a) As of the Transfer Date, ANC shall assign to Pechiney Plastics, and Pechiney Plastics shall assume, all collective bargaining agreements covering the Transferred Employees as of such date, which collective bargaining agreements are listed in Schedule 8.02. This assumption shall not restrict any right Pechiney Plastics may have with respect to such agreements.

              (b) Pechiney Plastics shall recognize all labor organizations which, as of the Transfer Date, represent any Transferred Employees.

              (c) Without limiting the generality of Pechiney Plastics's obligations as stated above, Pechiney Plastics shall provide Transferred Employees the terms and conditions of whose employment is subject to collective bargaining agreements with the wages, benefits and terms and conditions of employment required by such agreements.

              (d) To the extent required under any collective bargaining agreement or otherwise required by law, Pechiney Plastics shall notify the relevant collective bargaining representative of the assignment and assumption provided for herein.

              SECTION 8.03. OPEB Obligations. (a) As of the date hereof, ANC delegates and assigns to Pechiney Plastics, and Pechiney Plastics assumes and accepts obligations and responsibility for, all of ANC's obligations and liabilities to provide post-retirement health care and life insurance benefits to the Transferred Employees and former employee groups listed in Schedule 8.03 (the "Assumed OPEB Obligations") under the welfare benefit plans identified in such Schedule (the "Post-Retirement Welfare Plans").

              (b) Pechiney Plastics acknowledges and agrees that from the date hereof it will be the primary obligor with respect to the Assumed OPEB Obligations and agrees to perform fully and in timely fashion all of its obligations under the Assumed OPEB Obligations, in the same manner and to the same extent that ANC would have been required to perform such obligations if ANC had retained the Assumed OPEB Obligations. Except as otherwise provided in this Agreement, from and after the date hereof, ANC assigns to Pechiney Plastics all of its rights and powers with respect to the administration and (to the extent permitted under the terms of the Post-Retirement Welfare Plans and applicable law, including ERISA) the amendment and termination of the Post-Retirement Welfare Plans as they apply to the Transferred Employees and former employees the liabilities with respect to whom are included in the Assumed OPEB Obligations, together with the eligible dependents and beneficiaries of such employees.

                  (c) As of the date hereof, Pechiney Plastics will establish benefit plans (including, where appropriate, by assuming sponsorship of existing Post-Retirement Welfare Plans of ANC) that will provide the benefits the obligation to provide which are included in the Assumed OPEB Obligations. The establishment (or assumption) of such benefit plans shall not in any way restrict any right Pechiney Plastics may have to amend or terminate such plans. Pechiney Plastics will prepare and distribute any notices required under applicable law advising interested parties of its assumption of the Assumed OPEB Obligations.

              SECTION 8.04. ANC Deferred Plans. (a) Participation by Transferred Employees in future benefit accruals under:

              (i) the American National Can Company Non-Qualified Deferred Compensation Plan;

              (ii) the American National Can Company Retirement Benefit Equalization Plan (the "ANC RBEP"); and

              (iii) the American National Can Company Deferred Incentive Compensation Plan (collectively with the plans referred to in clauses
         (i) and (ii) above, the "ANC Deferred Plans")

shall cease as of the Separation Date. Prior to the Separation Date, ANC will amend each of the ANC Deferred Plans to provide that a transfer of employment from ANC to Pechiney Plastics in connection with the transactions contemplated by this Agreement will not constitute a termination of employment or otherwise confer on any participant in such plans the right to receive any early payment or other distribution. As of the Separation Date, Pechiney Plastics will assume liability:

              (I) for all benefits under the ANC RBEP in respect of the Transferred Employees, former salaried employees of the Business who became eligible for long-term disability benefits on or after January 1, 1989, and their respective designated beneficiaries, it being understood that ANC will retain all liabilities under such plan in respect of former employees of the Business who have retired or otherwise have terminated employment prior to the Separation Date and their designated beneficiaries; and

              (II) for all benefits under the ANC Deferred Plans (other than the ANC RBEP) in respect of the Transferred Employees, the former employees of the Business who have retired or otherwise have terminated employment prior to the Separation Date and former salaried employees of the Business who became eligible for long-term disability benefits on or after January 1, 1989, together with their respective designated beneficiaries.

To the extent that an ANC Deferred Plan is an individual account plan, the balance of each Transferred Employee's account thereunder as of the Separation Date shall become the opening balance of his or her account in the "mirror" non-qualified deferred plan established by Pechiney Plastics in accordance with
Section 8.01(c).

              (b) As soon as practicable after the end of the month in which the Separation Date occurs, ANC will make a cash payment to Pechiney Plastics in an amount equal to the product obtained by multiplying:

              (i) the fair value, determined as of the end of the month in which the Separation Date occurs, of the assets held in that certain grantor trust established pursuant to the Trust Agreement, effective July 1, 1998, between American National Can Company and Boston Safe Deposit and Trust Company, as trustee; by

              (ii) 0.088 (such amount being the ratio of (A) the value of the liabilities under the ANC RBEP assumed by Pechiney Plastics as stated in the most recent actuarial valuation report (as of January 1, 1998) to (B) the total value of all liabilities under the ANC RBEP as stated in such report).

              SECTION 8.05. Certain Other Plans and Benefits. This Section 8.05 sets forth the understanding of ANC and Pechiney Plastics concerning the allocation of responsibility for certain employee benefits. Assumption of liabilities by Pechiney Plastics pursuant to this Section 8.05 shall in each instance be effective as of the Separation Date.

              (a) Pechiney Plastics will assume all liabilities under the American National Can Company 25-year Survivorship Plan and the American National Can Company 10-Year Survivorship Plan in respect of the Transferred Employees and former salaried employees of the Business who became eligible for long-term disability benefits on or after January 1, 1989.

              (b) Pechiney Plastics will be responsible for all claims by Transferred Employees and former salaried employees of the Business who became eligible for long-term disability benefits on or after January 1, 1989 (and their eligible dependents and beneficiaries) incurred on or after the Separation Date, or incurred prior to the Separation Date but not reported until on or after the Separation Date, for the following types of benefits:

              (i) medical and dental;

              (ii) reimbursement of expenses under medical spending and eligible dependent care accounts (Section 125 plans); and

              (iii) life insurance.

As soon as practicable after the end of the month in which the Separation Date occurs, ANC will transfer to Pechiney Plastics an amount of cash equal to the aggregate net medical spending and eligible dependent care account balances of the Transferred Employees as of the Separation Date.

              (c) (i) Pechiney Plastics will assume liability for health and other welfare benefits (including, as applicable, medical benefit continuation, life insurance, retiree medical plan coverage to age 65 and post-retirement medical coverage, if eligible) provided under the ANC Benefit Plans to Transferred Employees and former salaried employees of the Business who became eligible for long-term disability benefits on or after January 1, 1989. Liability for benefits accrued under any retirement plan of ANC by any such former salaried employee through the Separation Date will remain with ANC (except as otherwise specified in Sections 8.03, 8.04 and 8.05(a), (b), (e), (f) and (g)), whereas Pechiney Plastics shall be responsible for any such benefit accrued on or after the Separation Date.

              (ii) Pechiney Plastics will assume liability for all long-term disability benefits provided under the ANC Benefit Plans to any former hourly employees of the ANC plant located in Minneapolis, Minnesota who are eligible for such benefits as of the Separation Date.

              (d) Except for retirement benefits which are retained by ANC as provided in Section 8.01(d), Pechiney Plastics shall assume liability for all benefits provided under the ANC Benefit Plans to Transferred Employees who are eligible to receive short-term disability benefits as of the Separation Date.

              (e) With respect to "COBRA" continuation coverage: (i) ANC shall retain all obligations to provide such coverage to former salaried employees of the Business who have elected or are eligible to elect COBRA continuation benefits as of the Separation Date; and (ii) Pechiney Plastics shall assume all obligations to provide such coverage to former hourly employees of the Business who have elected or are eligible to elect COBRA continuation as of the Separation Date.

              (f) Pechiney Plastics will assume liability for all worker's compensation benefits payable to Transferred Employees or former employees of the Business who are eligible for such benefits as of the Separation Date.

              (g) Pechiney Plastics will assume liability for all vacation accruals of the Transferred Employees under the ANC Benefit Plans, determined as of the Separation Date.

              SECTION 8.06. "Mirror" Plans. Benefits for which Pechiney Plastics is responsible pursuant to Sections 8.04 and 8.05 above will be provided pursuant to the "mirror" plans that Pechiney Plastics will establish in accordance with Section 8.01(c) in respect of the corresponding ANC plans.

              SECTION 8.07. Bonus and Other Incentive Arrangements. (a) All outstanding stock appreciation rights ("SARs") based on Pechiney American Depositary Shares and granted to Transferred Employees pursuant to any ANC long-term incentive plan prior to the Separation Date shall be assumed under "mirror" long-term incentive plans established by Pechiney Plastics under
Section 8.01(c). As so assumed, such SARs shall remain outstanding in accordance with their terms, except that each SAR shall constitute an obligation of Pechiney Plastics, rather than of ANC. No such SAR shall be forfeited solely on account of a transfer of the grantee's employment from ANC to Pechiney Plastics, and for purposes of the vesting provisions of any SAR, service with ANC shall count as service with Pechiney Plastics.

              (b) Liability for all bonus, incentive and similar arrangements of ANC in which any Transferred Employee participates for 1999, or for any other performance period which includes the Separation Date, shall be assumed by Pechiney Plastics as of the Separation Date.

              SECTION 8.08. General Matters. (a) In fulfilling its obligations with respect to the employee liabilities assumed hereunder (including without limitation the Assumed OPEB Obligations), Pechiney Plastics covenants and agrees to comply with all provisions of applicable law, including without limitation ERISA. Pechiney Plastics further covenants and agrees that, at any time and from time to time following the date hereof, it will promptly execute and deliver, or cause to be executed and delivered, to ANC all such further instruments and take all such further action as may be reasonably necessary or appropriate to more effectively assume such liabilities or otherwise to confirm or carry out the provisions and intent of this Agreement.

              (b) To the extent that benefits liability for which is assumed by Pechiney Plastics hereunder (including benefits under any Post-Retirement Welfare Plan) are provided under a policy or contract issued to ANC by an insurance company or other provider of welfare benefits, ANC shall make reasonable efforts to cause such provider to continue coverage for Transferred Employees and former employees of the Business and their eligible dependents and beneficiaries. ANC will retain the reserves under any policy or contract currently issued to ANC.

              (c) Except (i) for benefits for which the liability or responsibility is provided for herein and (ii) as provided in the agreement referred to in Section 8.01(d), Pechiney Plastics shall be responsible for any and all employment, compensation and benefit liabilities with respect to all Transferred Employees and former employees of the Business (including but not limited to Transferred Employees and former employees of the Business who, as of the Separation Date, are on leave of absence, long-term disability, short-term disability or layoff with recall rights) and eligible dependents and beneficiaries of those persons.

                                   ARTICLE IX
                                   TAX MATTERS

              SECTION 9.01. Taxes; General. Any liability or other obligation for any and all Taxes imposed or otherwise assessed on or with respect to the Contributed Assets or the operations of the Business, including the Subsidiaries, for any taxable period or portion thereof ending on or before the Tax Separation Date ("Pre-Tax Separation Date Taxes") shall be for the account of ANC and ANC shall indemnify and hold harmless Pechiney Plastics against any such Pre-Tax Separation Date Taxes. Any liability or other obligation for any and all Taxes imposed or otherwise assessed on or with respect to the Contributed Assets or the operations of the Business, including the Subsidiaries, for any taxable period or portion thereof beginning after the Tax Separation Date ("Post-Tax Separation Date Taxes") shall be for the account of Pechiney Plastics and Pechiney Plastics shall indemnify and hold harmless ANC against any such Post-Tax Separation Date Taxes.

              SECTION 9.02. Conveyance Taxes. ANC and Pechiney Plastics shall each be 50% liable for any real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, and any similar taxes which become payable in connection with the transaction contemplated hereby ("Transfer Taxes"), and each party shall prepare and timely file all forms and documents required to be filed in respect of such Transfer Taxes that are the primary responsibility of such party under applicable Law.

              SECTION 9.03. Section 351 Reporting Requirements. ANC shall prepare and file any and all records, information statements and reporting statements required to be prepared or filed under Treasury Regulation Section 1.351-3. Pechiney Plastics shall have the right to review and comment on any such items prior to filing.

              SECTION 9.04. Tax Benefits. ANC agrees that it will not take any tax deduction or claim any other Tax benefit in respect of any Assumed Liability paid by Pechiney Plastics. In the event that Pechiney Plastics pays any Assumed Liability and ANC derives a net Tax benefit from such payment, then ANC shall pay Pechiney Plastics the amount of any net Tax benefit actually realized by ANC arising from the payment by Pechiney Plastics within 30 days after such Tax benefit is actually realized by ANC. In computing the amount of any such Tax benefit, ANC shall be deemed to recognize all other items of loss, deduction or credit before recognizing any item arising from the payment of an Assumed Liability. For purposes of this Section 9.04, ANC shall be deemed to have "actually realized" a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable (including Taxes payable on an estimated basis) by ANC is reduced below the amount of Taxes that ANC would be required to pay but for the payment of such Assumed Liability. If any payments are made pursuant to this Section 9.04 and the amount of such payment required by this Section 9.04 would have been different if the computation of such payment were made at a later time (because of final settlements or final dispositions of audit adjustments, administrative or judicial proceedings, amended returns, the execution of Form 870-

AD or successor forms or other reasons), then the amount of such payment shall be recomputed by ANC and Pechiney Plastics at such later time by taking into account such subsequent events and the parties shall make an adjusting payment between each other as is appropriate because of such recomputation within 15 business days of their agreement as to the amount of such adjusting payment. For purposes of this Section 9.04, references to ANC or Pechiney Plastics shall include any subsidiary of ANC or Pechiney Plastics (as the case may be) and any group which has ANC or Pechiney Plastics (as the case may be) or any such subsidiary as a member and that files a Tax return on a combined, consolidated or unitary basis.


                                    ARTICLE X
                                POWER OF ATTORNEY

              SECTION 10.01. ANC hereby constitutes and appoints Pechiney Plastics, its successors and assigns, the true and lawful attorney and attorneys of ANC, with full power of substitution, in the name of Pechiney Plastics or in the name and stead of ANC, but on behalf of, for the benefit of, and at the expense of Pechiney Plastics:

              (a) to collect, demand and receive any and all Contributed Assets transferred hereunder and to give receipts and releases for and in respect of the same;

              (b) to institute and prosecute in ANC's name, or otherwise, at the expense and for the benefit of Pechiney Plastics any and all actions, suits or proceedings, at law, in equity or otherwise, which Pechiney Plastics may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Contributed Assets hereby assigned to Pechiney Plastics or intended so to be, to defend or compromise any and all such actions, suits or proceedings in respect of any of such Contributed Assets, and to do all such acts and things in relation thereto as Pechiney Plastics shall deem advisable for the collection or reduction to possession of any of such Contributed Assets;

              (c) to take any and all other reasonable actions designed to vest more fully in Pechiney Plastics the Contributed Assets hereby assigned to Pechiney Plastics or intended so to be and in order to provide for Pechiney Plastics the benefit, use, enjoyment and possession of such Contributed Assets.

              ANC acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable by it or upon its subsequent dissolution or in any manner or for any reason. Pechiney Plastics shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest with respect thereto. ANC shall from time to time pay to Pechiney Plastics, when received, any amounts which shall be received directly or indirectly by ANC (including amounts received as interest) in respect of any Contributed Assets sold, assigned or transferred to Pechiney Plastics pursuant hereto.

                                   ARTICLE XI
                                INDEMNIFICATION


              SECTION 11.01. Indemnification of Pechiney Plastics by ANC. Subject to the terms and conditions of this Article XI, ANC agrees to indemnify, defend and hold harmless Pechiney Plastics, its officers, directors, employees, agents, successors and permitted assigns (each, an "Pechiney Plastics Indemnitee") from and against any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorney's fees and expenses) actually suffered or incurred by them (each, a "Pechiney Plastics Loss") resulting from, based upon, or arising out of:

              (i) the inaccuracy or untruth of any representation or warranty of ANC contained in or made pursuant to this Agreement;

              (ii) a breach of or failure to perform any covenant or agreement of ANC made in this Agreement;

              (iii) the Excluded Assets; and

              (iv) the Excluded Liabilities.

              SECTION 11.02. Indemnification of ANC by Pechiney Plastics. Subject to the terms and conditions of this Agreement, Pechiney Plastics agrees to indemnify, defend and hold harmless ANC, its officers, directors, employees, agents, successors and permitted assigns (each, an "ANC Indemnitee") from and against any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorney's fees and expenses) actually suffered or incurred by them (each, an "ANC Loss") resulting from, based upon, or arising out of:

              (i) the inaccuracy or untruth of any representation or warranty of Pechiney Plastics contained in or made pursuant to this Agreement;

              (ii) a breach of or failure to perform any covenant or agreement of Pechiney Plastics made in this Agreement;

              (iii) any and all liabilities relating to, or arising out of, the patent infringement litigation instituted against ANC in the U.S. District Court for the Northern District of Illinois in December 1993 by Viskase Corporation, the declaratory judgment action brought by ANC against Viskase in May 1999, and various proceedings in the U.S. Patent Office relating to the Viskase patents which are the subject of such actions; and

              (iv) the Assumed Liabilities.

              SECTION 11.03. Indemnification Procedures. An Indemnitee shall give the indemnifying party notice of any matter which an Indemnitee determines has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. Subject to Section 11.04(b), the obligations and liabilities of the indemnifying party under this Article XI with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article XI ("Third Party Claims") shall be governed by the following additional terms and conditions: if an Indemnitee shall receive notice of any Third Party Claim, the Indemnitee shall give the indemnifying party notice of such Third Party Claim within 30 days of the receipt by the Indemnitee of such notice; provided, however, that the failure to provide such notice shall not release the indemnifying party from any of its obligations under this Article XI except to the extent the indemnifying party is materially prejudiced by such failure and shall not relieve the indemnifying party from any other obligation or liability that it may have to any Indemnitee otherwise than under this
Article XI. If the indemnifying party acknowledges in writing its obligation to indemnify the Indemnitee hereunder against any Losses that may result from such Third Party Claim, then the indemnifying party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice upon notice of its intention to do so to the Indemnitee within 30 days of the receipt of such notice from the Indemnitee; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnitee for the same counsel to represent both the Indemnitee and the indemnifying party, then the Indemnitee shall be entitled to retain its own counsel (which shall not in any way limit or restrict the right of the indemnifying party under this Section
11.03 to assume and control such Third Party Claim), in each jurisdiction for which the Indemnitee determines counsel is required, at the expense of the indemnifying party. In the event the indemnifying party exercises the right to undertake any such defense against any such Third Party Claim, the Indemnitee shall cooperate with the indemnifying party in such defense and make available to the indemnifying party, at the indemnifying party's expense, all witnesses, pertinent records, materials and information in the Indemnitee's possession or under the Indemnitee's control relating thereto as is reasonably required by the indemnifying party. Similarly, in the event the Indemnitee is, directly conducting or participating in the defense against any such Third Party Claim, the indemnifying party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee, at the indemnifying party's expense, all such witnesses, records, materials and information in the indemnifying party's possession or under the indemnifying party's control relating thereto as is reasonably required by the Indemnitee. No Third Party Claim may be settled by the indemnifying party without the written consent of the Indemnitee, unless the settlement only requires payment of money damages which will be indemnified.

              SECTION 11.04. Adjustments for Taxes. (a) (i) Except as provided in Section 11.04(a)(ii) in respect of an ANC Loss, the amount of any Loss shall be: (i) increased to take into account any net Tax cost actually incurred by the Indemnitee arising from any payments by the indemnifying party (grossed up to take into account the net Tax cost actually incurred by the Indemnitee arising from such increase), and (ii) reduced to take account of any net Tax benefit actually realized by the Indemnitee arising from the incurrence or payment of any such Loss. In computing the amount of such Tax cost or Tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnity payment hereunder with respect to a Loss or the incurrence or payment of any amount indemnified against in respect of a Loss, except that, in the case of an ANC Loss, ANC shall be deemed to recognize any Tax deduction or other Tax benefit arising from the incurrence or payment of any such ANC Loss before recognizing any other items of loss, deduction (including, without limitation, carryforwards of net operating losses from prior periods) or credit or other Tax benefit for tax years or portions thereof starting in 2004 and thereafter. For purposes of this Agreement, the Indemnitee shall be deemed to have "actually incurred" or "actually realized" a net Tax cost or a net Tax benefit to the extent that and at such time as, the amount of Taxes payable (including Taxes payable on estimated basis) by such Indemnitee is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnitee would be required to pay, but for the receipt or accrual of the indemnity payment or the incurrence or payment of such indemnified amount, as the case may be. Any indemnity payment made hereunder shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit and payment shall be made to reflect such increase or reduction between the Indemnitee and the indemnifying party within 30 days after the Indemnitee has actually realized such Tax cost or benefit. For purposes of this Section 11.04(a)(i), references to an Indemnitee shall include any subsidiary of such Indemnitee and any group which has such Indemnitee or any such subsidiary as a member and that files a Tax return on a combined, consolidated or unitary basis.

              (ii) In the event the parties agree in writing on or before the Distribution Date on a discount percentage (the "Discount Percentage") which shall be used to compute the Discounted Tax Rate (as defined below), then the amount of any ANC Loss indemnified against by Pechiney Plastics pursuant to
Section 11.02 shall be: (A) increased by (1) the product of the amount of any taxable income to ANC arising from the receipt or accrual of an indemnity payment from Pechiney Plastics for any ANC Loss and the Discounted Tax Rate and
(2) the amount of any other item of income or gain (each a "Tax Cost Item") which increases the Tax liability of ANC to the extent the Tax Cost Item is attributable to the receipt or accrual of an indemnity payment by Pechiney Plastics in respect of an ANC Loss; and (B) reduced by (1) the product of the amount of any income tax deduction for ANC arising from the incurrence or payment of any such ANC Loss and the Discounted Tax Rate and (2) the amount of any other Tax credit, benefit, or similar item, including without limitation, an increase in the tax basis for ANC in its shares of Pechiney Plastics prior to the Distribution Date, (each a "Tax Benefit Item"), that reduces the Tax liability of ANC to the extent the Tax Benefit Item is attributable to the incurrence or payment of any such ANC

Loss or payment of an amount indemnified against by Pechiney Plastics in respect of such ANC Loss. In the case of any Tax, the Discounted Tax Rate shall mean the product of the Discount Percentage and the maximum marginal statutory rate for such Tax for corporations (exclusive of any surtax or other marginal rate imposed in lieu of a surtax to eliminate the benefit of lower rates) in effect for the Tax period to which the taxable income or tax deduction for ANC is taken into account in computing its Tax liability. If the parties cannot agree in writing on the Discount Percentage on or before the Distribution Date, then this
Section 11.04(a)(ii) shall have no force and effect and Section 11.04(a)(i) shall control. For purposes of this Section 11.04(a)(ii) references to ANC shall include any subsidiary of ANC and any group which has ANC or any subsidiary of ANC as a member and that files a Tax return on a combined, consolidated or unitary basis.

              (iii) If any indemnity payments are made pursuant to Section 11.01 or 11.02 (as adjusted pursuant to this Section 11.04(a)) and the amount of the adjustment required by this Section 11.04(a) would have been different if the computation of such indemnification payment were made at a later time (because of final settlements or final dispositions of audit adjustments, administrative or judicial proceedings, amended returns, the execution of Form 870-AD or successor forms or other reasons), then the amount of such adjustment shall be recomputed by the Indemnitee and the indemnifying party at such later time by taking into account such subsequent events and the parties shall make an adjusting payment between each other as is appropriate because of such recomputation within 15 business days of their agreement as to the amount of such adjusting payment. The Indemnitee and the indemnifying party shall notify each other promptly of any change or event that would give rise to such a recomputation of an adjustment as required by this Section 11.04(a).

              (b) ANC shall consult with Pechiney Plastics and ANC and Pechiney Plastics shall jointly determine the Tax treatment by ANC of any indemnity payment, loss, expense or other amount indemnified against by Pechiney Plastics provided that neither ANC nor Pechiney Plastics shall be required to take a position on any Tax return for which there is no reasonable basis. The parties shall report the payments consistent with the treatment as determined by them for Tax purposes. In the event that ANC and Pechiney Plastics differ on the Tax treatment for an item and ANC takes a position on its Tax return as requested by Pechiney Plastics, Pechiney Plastics will pay and indemnify ANC for the interest and penalties imposed on ANC as a result of a successful challenge by a Taxing authority to the position taken by ANC at Pechiney Plastics' request and the parties will enter into an agreement (reasonably satisfactory to each) by which Pechiney Plastics will indemnify ANC against any net incremental Tax cost to ANC without duplication of adjustments provided under Section 11.04(a).

              (c) (i) ANC shall notify Pechiney Plastics promptly (and in any event within seven business days) after receipt by ANC of written notice of any demand or claim or information request by a Taxing authority relating to the Tax treatment of an indemnity payment, loss, expense or other amount indemnified against by Pechiney Plastics or other item used to make the computations required by Section 11.04(a) or (b). Such notice shall contain factual information (to the extent known to ANC) describing the asserted tax treatment in reasonable detail and shall include copies of any notice or other document received from any Taxing authority.

              (ii) If Pechiney Plastics requests within 30 days (or sooner if the nature of the proposed adjustment so requires) after the notice by ANC referred to in Section 11.04(c)(i) above that a proposed adjustment in respect of Taxes be contested, ANC shall contest the proposed adjustment in good faith by appropriate administrative and/or judicial processes, as directed by Pechiney Plastics; provided, that (i) ANC shall determine the court of competent jurisdiction in which to contest the proposed adjustment either before or after payment of the Tax asserted to be payable as a result thereof, (ii) Pechiney Plastics shall control with counsel selected by Pechiney Plastics (provided, that such counsel is not reasonably objected to by ANC) the prosecution of any contested adjustment or asserted deficiency arising from any amount indemnified against by Pechiney Plastics, (iii) Pechiney Plastics shall keep ANC informed as to the progress of any administrative or judicial contest or litigation and, if requested by ANC, shall consult with ANC's tax counsel, and (iv) Pechiney Plastics shall not settle, compromise or otherwise concede the adjustment or deficiency that Pechiney Plastics is contesting without the consent of ANC, which consent shall not be unreasonably withheld. ANC shall not be required to take any action pursuant to this Section 11.04(c)(ii) in respect of a contest relating to an amount indemnified against by Pechiney Plastics unless Pechiney Plastics shall have agreed to pay (with no net after-Tax cost to ANC) all penalties, interest and additions to tax that ANC may incur in connection with contesting such proposed adjustment. Pechiney Plastics shall pay all out-of-pocket expenses and costs relating to a contest of an adjustment relating to an amount indemnified against by Pechiney Plastics, including but not limited to fees for attorneys, accountants, expert witnesses or other consultants retained by (or selected or controlled by) Pechiney Plastics incurred at any time during which Pechiney Plastics is controlling and directing the proceeding in respect of which such fees are incurred.

              (iii) If asserted liabilities unrelated to the matters contemplated herein become grouped with contests arising hereunder, the parties shall use their respective best efforts to cause the contest arising hereunder to be the subject of a separate proceeding. If such severance is not possible, Pechiney Plastics shall control the prosecution of any contested adjustment or asserted deficiency arising from or otherwise attributable to an amount indemnified against or an indemnity payment by Pechiney Plastics, and any Tax items related thereto, and ANC shall have sole discretion to determine the court of competent jurisdiction in which to contest the proposed adjustment either before or after payment of the tax asserted to be payable, provided that ANC shall not settle, compromise or otherwise concede any such contested adjustment or asserted deficiency without the consent of Pechiney Plastics. If ANC pays a disputed amount of Taxes resulting from an amount indemnified against or indemnity payment by Pechiney Plastics, and files claim or brings suit for refund, Pechiney Plastics shall advance the disputed amount of Taxes (but only to the extent of the portion of such disputed Taxes as is attributable to the amount indemnified against or indemnity payment by Pechiney Plastics) to ANC within 15 business days of such payment of disputed Taxes by ANC. If ANC subsequently receives a refund, credit or offset, of all or a part of the amount of disputed Taxes advanced by Pechiney Plastics, ANC shall promptly pay (and in any event within 15 business days) to Pechiney Plastics an amount equal to the portion of such refund, credit, or offset attributable to the amount indemnified against by Pechiney Plastics together with any interest received (including by credit or offset) by ANC from the Taxing authority with respect to such portion. With respect to matters arising hereunder controlled by Pechiney Plastics, and where deemed necessary by Pechiney Plastics, ANC shall authorize by appropriate powers of attorney such persons as Pechiney Plastics shall designate to represent ANC, with respect to such matters.

              SECTION 11.05. Survival of Indemnities. The obligations of ANC and Pechiney Plastics under this Article XI shall survive the sale or other transfer by any of them of any assets or businesses or the assignment by any of them of any assumed liabilities, with respect to any Loss of any Indemnitee related to such assets, businesses or liabilities.



                                   ARTICLE XII
                            MISCELLANEOUS PROVISIONS


              SECTION 12.01. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, applicable to contracts executed in and to be performed entirely within that state.

              SECTION 12.02. Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein mean United States (U.S.) Dollars and all payments hereunder shall be made in United States Dollars.

              SECTION 12.03. Specific Performance. Each of the parties acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. A party's right to specific performance shall be in addition to all other legal or equitable remedies available to such party.

              SECTION 12.04. Waiver of Jury Trial. Each of the parties irrevocably waives to the extent permitted by law all rights to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

              SECTION 12.05. Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

              SECTION 12.06. Entire Agreement. This Agreement and the Ancillary Agreements embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein and supersede all prior agreements and understandings between the parties with respect to the subject matter hereof and thereof.

              SECTION 12.07. Severability. If any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

              SECTION 12.08. No Third Party Beneficiaries. Except for the provisions of Article XI relating to Indemnification, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

              SECTION 12.09. Arbitration. (a) Any controversy, claim or dispute arising out of or in connection with this Agreement or the breach, termination, enforceability or validity hereof, including without limitation the determination of the scope or applicability of the agreement to arbitrate set forth in this Section 12.09, shall be fully and finally determined exclusively by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA Rules"). The seat of the arbitration shall be the City of Chicago, State of Illinois. The arbitral tribunal shall be comprised of three arbitrators appointed in accordance with the AAA Rules.

              (b) No provision of, nor the exercise of any rights under, this
Section 12.09 shall limit the right of any party to request and obtain from a court of competent jurisdiction in the City of Chicago, State of Illinois (which shall have exclusive jurisdiction for purposes of this Section 12.09(b)) before, during or after the pendency of any arbitration, solely for the purpose of seeking provisional or conservatory remedies in aid of the arbitration, including, but not limited to, injunctive relief, in accordance with the AAA Rules. The institution and maintenance of an action or judicial proceeding for, or pursuit of, provisional or conservatory remedies shall not constitute a waiver of the right of any party, even if it is the plaintiff, to submit the dispute to arbitration if such party would otherwise have such right.

              (c) Judgment upon the award rendered may be entered in any court having jurisdiction. The parties hereby expressly consent to the nonexclusive jurisdiction of the state and federal courts situated in the City of Chicago, State of Illinois for this purpose and waive objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

              (d) Each of the parties shall, subject to the award of the arbitrators, pay an equal share of the arbitrators' fees. The arbitrators shall have the power to award recovery of all costs (including attorneys' fees, administrative fees, arbitrators' fees and court costs) to the prevailing party.

              SECTION 12.10. Assignment. This Agreement or any rights or obligations arising hereunder may not be assigned by operation of Law or otherwise without the express written consent of ANC and Pechiney Plastics (which consent may be granted or withheld in the sole discretion of ANC and Pechiney Plastics); provided, however, that (i) Pechiney Plastics may assign this Agreement, in whole and not in part, or any of its rights hereunder, to an Affiliate of Pechiney Plastics, without the consent of ANC (provided that Pechiney Plastics shall nevertheless remain obligated to perform its obligations hereunder following any such assignment), and (ii) ANC may assign this Agreement, in whole and not in part, to a Person who acquires all or substantially all of the assets and liabilities of ANC, without the consent of Pechiney Plastics.

              SECTION 12.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become a binding Agreement when one or more of the counterparts have been signed by each of the parties and delivered to the other party.

              IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.



                                        AMERICAN NATIONAL CAN COMPANY



                                        By:
                                           -----------------------------------
                                            Name:
                                            Title:



                                        PECHINEY PLASTIC PACKAGING, INC.



                                       By:
                                           -----------------------------------
                                           Name:
                                           Title:

                                                                       EXHIBIT A


                   INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

              This INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT (the "Agreement"), dated as of May 31, 1999, is entered by and between AMERICAN NATIONAL CAN COMPANY, a Delaware corporation, having a place of business at 8770 W. Bryn Mawr Avenue, Chicago, Illinois ("ANC"), and PECHINEY PLASTIC PACKAGING, INC., a Delaware corporation, having a place of business at 8770 W. Bryn Mawr Avenue, Chicago, Illinois ("Pechiney Plastics").

              WHEREAS, ANC and Pechiney Plastics have entered into a Contribution, Assignment and Assumption Agreement, dated as of May 31, 1999 (the "Contribution Agreement");

              WHEREAS, the Contribution Agreement requires ANC and Pechiney Plastics to execute and deliver this Agreement;

              NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

              SECTION 1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below.

                   "Patents" means the patents and patent applications set forth on Schedule A, all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, and all rights therein provided by international treaties or conventions.

                   "Trademarks" means the trademarks and service marks set forth on Schedule B, the goodwill of the business symbolized thereby, all common law rights with respect thereto, all applications and registrations thereof, all rights therein provided by international treaties or conventions, and all extensions and renewals thereof.

              SECTION 2. Transfer and Assignment of Intellectual Property. ANC hereby sells, assigns, and transfers to Pechiney Plastics all of its right, title and interest in and to the Patents, Trademarks, and the goodwill of the business symbolized by the Trademarks.

              SECTION 3. Governmental Filings. ANC shall furnish Pechiney Plastics with such necessary information and reasonable assistance, including execution of such other required documents, as Pechiney Plastics may reasonably request in connection with recording its ownership interest in the Patents and Trademarks, with any governmental authority.

              SECTION 4. Construction. The parties agree that, to the extent that any terms or provisions of this Agreement differ or conflict with any provision or term of the Contribution Agreement, the applicable terms and provisions of the Contribution Agreement shall control and take precedence.

              SECTION 5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, United States of America, without giving effect to the conflicts of law principles thereof.

              SECTION 6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

              IN WITNESS WHEREOF, ANC has caused this Agreement to be executed as of the date and year first above written.


                                  AMERICAN NATIONAL CAN COMPANY



                                  By
                                    ----------------------------------
                                  Name:
                                  Title:


                                  PECHINEY PLASTIC PACKAGING, INC.



                                  By
                                    ----------------------------------
                                  Name:
                                  Title:

                                   SCHEDULE A



                                     PATENTS

            [Schedule to contain the list of Contributed Patents set
             forth in Schedule 1.01A of the Contribution Agreement]

                                   SCHEDULE B



                                   TRADEMARKS

           [Schedule to contain the list of Contributed Trademarks set forth in Schedule 1.01B of the Contribution Agreement]

                                 SCHEDULE 1.01A



                               CONTRIBUTED PATENTS

                               [see attached list]

                                 SCHEDULE 1.01B



                             CONTRIBUTED TRADEMARKS

                               [see attached list]

                                 SCHEDULE 1.01C



                                  SUBSIDIARIES

         Name                                     Jurisdiction of Incorporation
         ----                                     -----------------------------

         ANC-Respire, L.L.C.                             Illinois
         American National Can Canada, Inc.              Ontario, Canada
         Kenpak, Incorporated                            California
         Guardian Packaging Corporation                  California

                                SCHEDULE 2.01(n)



                            CONTRIBUTED REAL PROPERTY

                               [see attached list]

                                SCHEDULE 3.01(c)



                     CERTAIN ASSUMED LITIGATION LIABILITIES

                               [see attached list]

                                SCHEDULE 3.01(f)



                             PRO-FORMA BALANCE SHEET

                                 [see attached]

                                  SCHEDULE 8.02


                        PECHINEY PLASTIC PACKAGING, INC.
                        COLLECTIVE BARGAINING AGREEMENTS

1. Agreement between American National Can Company, on behalf of its Batavia, IL Bottle Plant and the Union of Needletrades, Industrial and Textile Employees, A.F.L.-C.I.O., C.L.C. and its Local No. 1557, effective July 18, 1998 through July 21, 2001.

2. Agreement between American National Can Company, on behalf of its Batavia, IL Flexible Packaging Plant and the General Teamsters, Chauffeurs, Salesdrivers & Helpers Union, Local #673, effective February 1, 1995 through April 30, 1999 and subsequently extended through May 31, 1999.

3. Agreement between American National Can Company with respect only to its Menasha Plant in Menasha, Wisconsin; the Neenah Plant and Graphic Center in Neenah, Wisconsin; and the Des Moines Plant in Des Moines, Iowa and the Graphic Communications International Union and Locals #77-P and #727-S, effective July 1, 1998 through June 30, 2001.

4. Agreement between American National Can Company with respect only to its Graphics Center, located in Neenah, Wisconsin and the Engravers Chapel of the Graphic Communications International Union and its Fox Valley Local #77-P, effective November 1, 1997 through October 31, 2000.

5. Agreement between American National Can Company with respect only to its Minneapolis, Minnesota Plant and the Twin Cities Printing Trades Union No. 29-C, effective May 1, 1997 through April 30, 2000.

6. Agreement between American National Can Company, Newark, California Plant, party of the first part, and the Graphic Communications Union District Council No. 2, Local 388M, party of the second part, effective August 1, 1997 through July 31, 2001.

7. Agreement between American National Can Company, on behalf of its Saint Louis Park, Minnesota Flexible Packaging Plant and the Upper Midwest Local #1-M, Graphic Communications International Union, effective February 29, 1996 through February 28, 1999.

8. Agreement between American National Can Company with respect to its Cleveland Operations in Cleveland, Ohio and the United Steelworkers of America, on behalf of Local Union 15489, effective April 28, 1996 through April 29, 2001.

9. Agreement between American National Can Company with respect only to its Neenah Plant, Pilot Plant and Graphics Center in Neenah, Wisconsin; and its Menasha Plant in Menasha, Wisconsin and the United Paperworkers International Union and its Local #148, effective August 1, 1996 through July 31, 1999.

10. Agreement between American National Can Company, Menasha, Wisconsin and the International Association of Machinists and Aerospace Workers and its Local #1855, effective October 1, 1996 through September 30, 1999.

11. National Master Freight Agreement Covering Over-The-Road and Local Cartage Employees of Private, Common, Contract and Local Cartage Carriers, between the Company as a participating employer and the National Freight Industry Negotiating Committee representing Local Unions affiliated with the International Brotherhood of Teamsters, Chauffeurs, Chauffeurs & Helpers Union, and Local Union #563, effective April 1, 1998 through March 31, 2003.

                                  SCHEDULE 8.03



                            ASSUMED OPEB OBLIGATIONS


                              [see attached list]